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                                    SCHEDULE 13D


      CUSIP No.   413086109                           Page 10 of 21 Pages




                                                                  EXHIBIT C


                                        PROXY


      The undersigned, being the sole record and beneficial owner of shares of Common Stock, par value $0.01 per share (the "Shares"), of Harman International Industries, Incorporated, a Delaware corporation (the "Company"), does hereby constitute and appoint Dr. Sidney Harman ("Dr. Harman") as the undersigned's lawful proxy, for the undersigned and in the undersigned's name and stead, to vote (whether by ballot, by proxy, or otherwise) the Shares in such manner as Dr. Harman may, in his sole discretion, deem necessary or advisable at any meeting of stockholders of the Company. The foregoing proxy is effective immediately, and will remain in full force and effect until the earlier to occur of the following events: (i) the revocation by the undersigned of this Proxy (as it relates to some or all of the Shares) by written notice given by the undersigned to Dr. Harman at the principal executive offices of the Company not later than two business days prior to the effective date of such revocation or (ii) May 31, 1998.







Dated: July 28, 1995                /s/ Paul Harman
                                    ------------------
                                    Name:  Paul Harman